Exhibit 99.2

NEWS RELEASE

TriZetto Expands Credit Facility with Wells Fargo Foothill With $150 Million Term Debt

Thursday January 11, 8:00 am ET

NEWPORT BEACH, Calif.—(BUSINESS WIRE)—The TriZetto Group, Inc. (Nasdaq: TZIX—News) today announced that its previous $100 million revolving credit facility with Wells Fargo Foothill, part of Wells Fargo & Company (NYSE:WFC—News), was expanded with the addition of $150 million of term debt, of which the company is initially drawing down $75 million for the acquisition of QCSI. The term of the entire facility has also been extended to January 2011.

“This expansion reflects the growth of TriZetto’s results in 2006, further strengthens our capital structure and financial flexibility, and is an enabling factor in our plans for profitable growth in the future,” said Jim Malone, TriZetto’s Chief Financial Officer. “Further, our choice of this financing method reflects the company’s growing cash generation abilities.”

“We are pleased to have been able to continue to support TriZetto’s strategic initiatives through this expanded credit facility,” said Kevin Coyle, Executive Vice President and National Credit Manager for Wells Fargo Foothill Business Finance. “We pride ourselves on providing flexible financing solutions, and nowhere is that more important than as a company’s goals and initiatives evolve over time.”

About Wells Fargo Foothill

Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada, offering flexible, innovative credit facilities from $10 million to $750 million and more. It is part of Wells Fargo & Company, a diversified financial services company with $483 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,100 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. has the highest possible credit rating, “Aaa,” from Moody’s Investors Service and the highest credit rating given to a U.S. bank, “AA+,” from Standard & Poor’s Ratings Services. For more information, visit Wells Fargo Foothill on the Internet at www.wffoothill.com.

About TriZetto

With its technology touching nearly half of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation to consumer-retail healthcare. The company provides premier information technology solutions that enhance its customers’ revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Contact:

The TriZetto Group, Inc.

Investors:

Brad Samson, 949-719-2220

brad.samson@trizetto.com

or

Media:

Audrey McDill, 303-495-7197

audrey.mcdill@trizetto.